William F. Glavin, Jr.	OppenheimerFunds, Inc.
Chairman, President and	Two World Financial Center
Chief Executive Officer	225 Liberty Street
New York, NY 10281-1008
oppenheimerfunds.com

March 26, 2012

Dear Shareholder:

We have scheduled a shareholder meeting on April 20, 2012, for you to decide upon an important proposal for the Growth Portfolio (Panorama Growth), a series of Panorama Series Fund, Inc. After careful consideration, the Panorama Growth Board of Directors has determined that it would be in the best interest of Panorama Growth shareholders for that Portfolio to reorganize into Oppenheimer Main Street Fund®/VA (Main Street/VA), a series of Oppenheimer Variable Account Funds. A shareholder meeting has been scheduled for April 20, 2012, and all Panorama Growth shareholders as of February 3, 2012 (which includes owners of variable life insurance, annuity or other contracts, as well as beneficial owners), are being asked to vote either in person or by proxy, on the proposed Reorganization.

You will find a combined prospectus and proxy statement detailing the proposal, a ballot card, a Main Street/VA prospectus, instructions for voting and a postage-paid return envelope for voting by mail enclosed for your use.

Why does the Board of Directors recommend this change?

The Board of Directors voted to recommend that shareholders of Panorama Growth approve the proposal to reorganize the Portfolio with and into Main Street/VA after considering, among other things, each Portfolio’s respective investment objectives and policies, management fees, distribution fees and other operating expenses, historical performance and asset size.  Shareholders of Panorama Growth are expected to realize a number of benefits from the proposed Reorganization.

Panorama Growth has a much smaller asset base than Main Street/VA. As a result, the Panorama Growth Non-Service shares’ “other expenses” and total operating expenses, as a percentage of net assets, are higher than those of the Non-Service shares of Main Street/VA.

If the Reorganization is approved, Panorama Growth shareholders would get the benefit of a larger portfolio with lower total operating expenses. Furthermore, shareholders would continue to be invested in a portfolio that mainly invests in common stocks of U.S. companies. Both Panorama Growth and Main Street/VA currently focus on “larger capitalization” issuers, which are considered to be companies with market capitalizations equal to the companies in the Russell 1000 Index. The portfolio managers of both Portfolios use fundamental research and quantitative models to identify investment opportunities. Both Portfolios can also invest in foreign issuers and “derivative” investments such as options, futures and other types of derivatives that are consistent with their investment strategies.

How can you vote?

To cast your vote, simply mark, sign and date the enclosed proxy ballot and return it in the postage-paid envelope today. You may also vote by telephone by following the instructions on the proxy ballot and the accompanying materials. Using a touch-tone telephone to cast your vote saves you time and helps reduce Panorama Growth’s expenses. If you vote by telephone or Internet, you do not need to mail the proxy ballot. In the absence of sufficient votes to constitute a quorum, the meeting will be adjourned until such time that a quorum may be reached.

Please read the enclosed prospectuses and proxy statement for complete details on this proposal. Of course, if you have any questions, please call 1.800.988.8287. As always, we appreciate your confidence in OppenheimerFunds and look forward to serving you for many years to come.

Sincerely,

/s/Bill Glavin
Bill Glavin

Oppenheimer funds are distributed by OppenheimerFunds Distributor, Inc.
Two World Financial Center, 225 Liberty Street, New York, NY 10281-1008
© 2012 OppenheimerFunds Distributor, Inc. All rights reserved.
XP0608.002.0312 March 26, 2012

Enclosures